Poly-Pacific International Inc.

10% Convertible Debenture

No. ____ Name: THOMAS LAM POLY-PACIFIC INC. $25,000 Due: December 15, 2004

As a Director of Poly-Pacific International Inc. and a continuing debenture holder, I agree to extend the 10% Convertible Debenture maturity date for redemption or conversion to be on or before July 28, 2005.

June 27, 2005
Date

Signature for Poly-Pacific Inc.

Please fax or mail to:

Ms. Karen Christian
Poly-Pacific International Inc.
1498 Knottwood Rd. N.
Edmonton, Alberta
T6K 2K1 Canada
Phone: 780-463-5100
Fax: 780-463-1919